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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Careal Holding AG
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     Utoquai 49
--------------------------------------------------------------------------------
                                    (Street)

     Zurich                        Switzerland          8022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

    Computer Associates International, Inc. (CA)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

    11/01

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/07/01        S             754,600      D    $29.7499
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/08/01        S             550,000      D    $28.6874
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/09/01        S             550,000      D    $28.1761
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/22/01        S             200,000      D    $30.6047
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/28/01        S             300,000      D    $31.6238
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/29/01        S             300,000      D    $33.2454
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           11/30/01        S             588,500      D    $33.8400   119,844,400     (1)        (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                                                 (Page 1 of 3)
                                                               SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1)  These shares are owned directly by Careal Holding AG ("Careal") and indirectly by Walter H. Haefner as Chairman and President, and sole owner, of Careal.




       /s/ Walter H. Haefner                                December 10, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Walter H. Haefner
        Chairman and President
        Careal Holding AG


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.



                                                                 (Page 2 of 3)
                                                               SEC 1474 (3-99)

                           Joint Filer Information


Name:                Walter H. Haefner

Address:             Utoquai 49,
                     8022 Zurich, Switzerland

Designated Filer:    Careal Holding AG

Issuer & Ticker Symbol:     Computer Associates International, Inc. (CA)

Statement for Month/Year:   11/01


Signature:   /s/ Walter H. Haefner
             ___________________________
               Walter H. Haefner

                                                                 (Page 3 of 3)
                                                               SEC 1474 (3-99)